Exhibit 99.1

For Immediate Release

Contact:

James R. Goff

Senior Director,

Corporate Communications

(510) 574-1421

jgoff@pdl.com

PROTEIN DESIGN LABS ANNOUNCES SECOND QUARTER 2004
FINANCIAL RESULTS

Revenue Guidance Revised Upward;
Anticipate 2004 Revenues of $88 to $91 Million

Fremont, Calif., August 3, 2004 – Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today reported a net loss of $12.5 million, or $0.13 per basic and diluted share, for the three months ended June 30, 2004, compared with a net loss of $42.1 million, or $0.45 per basic and diluted share, for the three months ended June 30, 2003.  Excluding certain non-cash charges, the non-GAAP net loss in the second quarter of 2004 would have been $11.1 million, or $0.12 per basic and diluted share.

As of June 30, 2004, PDL had cash, cash equivalents, marketable securities and restricted investments totaling approximately $439.0 million, compared with $505.0 million at December 31, 2003.  The June 30, 2004 balances reflected approximately $58.6 million in capital expenditures made during the first six months of 2004, primarily related to budgeted ongoing construction of PDL’s manufacturing plant at Brooklyn Park, Minnesota.

PDL reported total revenues of $25.8 million in the second quarter of 2004, an increase of 23% over total revenues of $21.0 million in the same three months of 2003.  The increase included a 38% increase in royalties, which totaled $24.7 million in the 2004 second quarter, compared with $17.9 million in the same three months of 2003. License and other revenues decreased from the prior-year period as a result of entering into fewer collaboration agreements in the current period.

Royalty revenues in the 2004 second quarter were based on sales of seven marketed antibody products licensed under PDL’s antibody humanization patents.  The licensed products are Synagis® from MedImmune, Inc.; Herceptin®, Xolair®, RAPTIVA™ and Avastin™ from Genentech, Inc.; Mylotarg® from Wyeth; and Zenapax® from Roche.  Higher royalty revenues in the second quarter of 2004 compared to the same period in 2003 primarily were due to continued significant sales growth of both Herceptin and Synagis.  Royalty revenues in the 2003 second quarter did not include royalties on Avastin, Xolair and RAPTIVA.

Total costs and expenses were $39.5 million in the 2004 second quarter, compared with $65.6 million in the comparable three months of 2003, which included an acquired in-process research and development charge of $37.8 million associated with the April 2003 acquisition of Eos Biotechnology, Inc.  Excluding certain non-cash charges, which consist of the amortization of intangible assets associated with the Eos acquisition and the re-acquisition of rights to manufacture and market Zenapax in the fourth quarter of 2003, stock-based compensation charges, and charges related to the closure of our New Jersey operations, non-GAAP total costs and expenses in the 2004 second quarter would have been $38.1 million compared to $27.4 million for the comparable period in 2003.

Research and development expenses increased 56% to $32.0 million in the 2004 second quarter, compared with $20.5 million in the 2003 second quarter.  The increase in research and development expenses reflected the growth in the company’s clinical development pipeline; additional headcount required to pursue research and clinical development programs; expanded and larger-scale clinical trial activity; increased research activities; direct scale-up and manufacturing expenses; facility and equipment-related costs and contract manufacturing expense.  General and administrative expenses increased to $7.5 million in the 2004 second quarter from $7.2 million in the 2003 second quarter.

Total revenues during the first six months of 2004 were $53.4 million, compared with $43.7 million in the first six months of 2003.  Royalties in the first six months this year were $46.7 million, or 33% higher than the $35.0 million of royalties reported in the first half of 2003.  Research and development expenses were $65.0 million in the first six months of 2004, compared with $36.5 million in the comparable six months of 2003.  General and administrative expenses were $15.5 million and $12.5 million in the first six months of 2004 and 2003, respectively.  PDL reported a net loss of $25.1 million, or $0.27 per basic and diluted share, for the first six months of 2004, compared to a net loss of $38.1 million, or $0.42 per basic and diluted share, in the first half of 2003 which included an acquired in-process research and development charge of $37.8 million and amortization of capitalized workforce associated with the Eos acquisition.  Excluding certain non-cash charges, the non-GAAP net loss in the first six months of 2004 would have been $23.0 million, or $0.24 per basic and diluted share, compared to break-even results in the comparable period in 2003.

Second Quarter 2004 Clinical Development Highlights

Nuvion® Antibody Product (visilizumab, humanized anti-CD3).  Results from the Phase I clinical trial of visilizumab in patients with severe ulcerative colitis who have not responded to treatment with intravenous (I.V.) steroids were reported in May 2004.  A strong signal of activity in the Phase I trial was observed in the first dose cohort, given at 15 μg/kg on days 1 and 2, in which all eight patients achieved remission.  A continued strong signal of activity subsequently was observed in the second dose cohort given at 10 μg/kg administered I.V. on days 1 and 2.  At the 10 μg/kg dose level, 19 of 24 patients responded to treatment and of these, 13 achieved remission.

Accrual continues into all dose levels in the Phase I/II trial evaluating visilizumab in patients with severe ulcerative colitis refractory to intravenous steroids.  This trial is designed to explore four dose levels from 5 μg/kg to 12.5 μg/kg given I.V. on days 1 and

2 as a bolus injection.  Currently, 50 patients have been treated in this study.  Patients with undetectable Epstein-Barr Virus (EBV) levels are randomized into treatment in one of the four dose levels.  Patients with detectable EBV, but counts less than 5,000 copies/ml have been enrolled in successive cohorts, beginning with the lowest dose level.  Currently patients with detectable EBV are being enrolled in the 10 μg/kg dose level.  Following the Phase I portion of the study, PDL plans to treat up to an additional 20 patients in the Phase II portion.

An abstract of this study has been accepted for presentation during the 12th United European Gastroenterology Week (UEGW) meeting in Prague, Czech Republic, on September 29, 2004.  The presentation will describe the safety and activity of visilizumab observed in the Phase I portion of the trial.

Currently, we anticipate that the completed Phase I trial and Phase I portion of the Phase I/II trial may serve as the basis for discussions with regulatory agencies in the second half of 2004 regarding the design of possible registrational trials.

Daclizumab (Zenapax®, anti-CD25).  In March 2004, PDL reported positive results from the initial clinical study of daclizumab in patients with chronic, persistent asthma whose disease is not well controlled with high doses of inhaled corticosteroids.  The primary endpoint, percent change in FEV1 from baseline to 12 weeks (day 84), met statistical significance (p=0.05).  Secondary clinical endpoints also supported these findings.  The Phase II randomized, double-blind, placebo-controlled clinical trial was conducted at 24 centers in the United States and treated a total of 114 patients.  In the assessment of the primary endpoint, patients receiving daclizumab experienced a mean increase in FEV1 of 4.4% of baseline, compared to placebo patients who experienced a mean decrease of 1.5% (p=0.05).  Treatment with daclizumab was generally well tolerated.  The overall frequency and severity of adverse events did not differ between daclizumab and placebo groups.   PDL is actively reviewing further development options and currently expects that the next trial of daclizumab in asthma will involve subcutaneous administration.  An update on further clinical plans is planned around the beginning of the fourth quarter of 2004.

In May 2004, PDL reported results from a Phase II clinical study of daclizumab in patients with moderate-to-severe ulcerative colitis.  Daclizumab did not meet primary or secondary endpoints in the trial, and we do not intend to develop it further for this indication.  Preparatory work for a PDL study of daclizumab in multiple sclerosis continues.

M200 (anti-alpha5beta1 integrin antibody).  PDL continues to enroll patients in a Phase I, dose-escalation study of M200, its anti-alpha5beta1 integrin antibody. This anti-angiogenic antibody targets the endothelium of tumor neovasculature and is being developed as a treatment for solid tumors.  Phase II trials are expected to begin late in 2004 in pancreatic cancer, non-small cell lung cancer and melanoma in combination with chemotherapy.  An abstract of the Phase I study has been accepted as a poster presentation on September 29, 2004, at the 16th EORTC-NCI-AACR symposium on Molecular Targets and Cancer Therapeutics in Geneva, Switzerland.

F200 (anti-alpha5beta1 integrin antibody fragment).  Our related preclinical candidate antibody, F200, a single-chain antibody targeting alpha5beta1 integrin, is progressing toward a late 2005 IND application, for the potential treatment of age-related macular degeneration.  In addition, promising molecules continue to emerge from our antibody discovery efforts, and we plan to present several of our newest programs as part of an overall R&D discussion we expect to host in New York City in the fourth quarter of 2004.

Outlook

The following statements are based on expectations as of August 3, 2004. These statements are forward-looking, and actual results may differ materially.  Except as expressly set forth below, these statements do not include the potential impact of new collaborations, material licensing arrangements or other strategic transactions.

Since our operating results are substantially dependent on royalty revenues from our licensees and the timing of entry into new collaborative arrangements, for 2004 we expect to provide guidance only for the year and not on a quarterly basis as increases in our revenues will be dependent on the continued success of licensed antibody products, including three recently licensed Genentech antibody products, Xolair, RAPTIVA and Avastin.

We have updated our financial guidance for 2004 compared to 2003, originally provided in February 2004, with expectations compared to December 31, 2003 non-GAAP performance as follows: (a) total revenues will increase by approximately 32-37% (previously 17-22%) compared to total revenues in 2003, inclusive of an approximate 30% annual increase in royalty revenues from 2003 levels; (b) interest income for the year to total approximately $9 million to $11 million; (c) total costs and expenses increasing by approximately 37-42% (previously 39-44%) in 2004 compared with total costs and expenses in 2003; and capital expenditures in the range of approximately $100 million to $105 million in 2004 (previously $100 million to $110 million).  Of these anticipated capital expenditures, approximately $85 million to $90 million are expected to be related to construction of our new manufacturing center at Brooklyn Park, Minn. which will represent substantially all of the initially contemplated capital investment in our new manufacturing center.  As a result, we expect a net loss in 2004 in the range of approximately $60 million to $65 million (previously $70 million to $75 million), or approximately $0.64 to $0.69 (previously $0.74 to $0.79) per basic and diluted share.  We continue to expect total full-time employee headcount to be in the range of 650-675 at year end.

Finally, we anticipate having available cash, cash equivalents, marketable securities and restricted investments of approximately $360 million at the end of 2004.

PDL will webcast a conference call live at 4:30 p.m. Eastern time today to review its second quarter 2004 financial results.  A link to the conference call webcast will be available through the PDL website: www.pdl.com.  Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.  The webcast will be archived at www.pdl.com starting at approximately 6:30 p.m. Eastern time on August 3.  A replay of the conference call will also be available by telephone from approximately 6:30 p.m. Eastern time on August 3 through 6:30 p.m. Eastern time on August 6, 2004.  To access the replay, dial 800-633-8284 from inside the United States and 402-977-9140 from outside the United States and enter conference ID number 21200376.

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those, express or implied, in the forward-looking statements.  Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:  Financial results for 2004 are unpredictable and may fluctuate from quarter to quarter.  PDL expenses, in principal part, depend on the total headcount of the organization and the timing of expenses. PDL revenues depend on the success and timing of sales of our licensees and partners, including in particular the continued successful launch of Avastin antibody product by Genentech as well as the seasonality of sales of Synagis from MedImmune, Inc.  In addition, quarterly revenues may be impacted by our ability to maintain and increase our revenues from licensing, which revenues depend on third parties entering into new patent licensing arrangements, exercising rights under existing patent rights agreements, paying royalties under existing patent licenses and the timing of the recognition of revenues under any new and existing agreements.  Our revenues and expenses would also be affected by new collaborations, material patent licensing arrangements or other strategic transactions.

Further, there can be no assurance that results from completed and ongoing clinical studies, described above, will be successful or completed or initiated on the anticipated schedules.  Other factors that may cause our actual results to differ materially from those, express or implied, in the forward-looking statements in this press release are discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, in our quarterly report on Form 10-Q for the period ended March 31, 2004, and in other filings with the Securities and Exchange Commission.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions.  PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer.  PDL holds fundamental patents for its antibody humanization technology.  Further information on PDL is available at www.pdl.com.

Protein Design Labs, Humanizing Science and Nuvion are registered U.S. trademarks and the PDL logo and HuZAF are considered trademarks of Protein Design Labs, Inc.  Zenapax is a registered trademark of Roche.  Synagis is a registered U.S. trademark of MedImmune, Inc.  Herceptin and RAPTIVA are registered U.S. trademarks and Avastin is a trademark of Genentech, Inc.  Xolair is a trademark of Novartis AG.  Mylotarg is a registered U.S. trademark of Wyeth.

Financial tables attached.

PROTEIN DESIGN LABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In thousands, except per share data)	2004	2003	2004	2003
Revenues:
Royalties	$24,731	$17,905	$46,741	$35,050
License and other	1,052	3,096	6,670	8,698

Total revenues	25,783	21,001	53,411	43,748

Costs and expenses:
Research and development	32,009	20,538	65,038	36,511
General and administrative	7,450	7,193	15,518	12,502
Acquired in-process research and development	—	37,834	—	37,834
Total costs and expenses	39,459	65,565	80,556	86,847
Operating loss	(13,676)	(44,564)	(27,145)	(43,099)

Interest and other income, net	2,583	4,188	4,867	8,861
Interest expense	(1,351)	(1,755)	(2,736)	(3,641)
Impairment loss on investment	—	—	—	(150)

Loss before income taxes	(12,444)	(42,131)	(25,014)	(38,029)
Provision for income taxes	8	18	56	49

Net loss	$(12,452)	$(42,149)	$(25,070)	$(38,078)

Net loss per basic and diluted share:	$(0.13)	$(0.45)	$(0.27)	$(0.42)

Shares used in computation of net loss per basic and diluted share:	94,587	93,301	94,294	91,242

CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	June 30, 2004	December 31, 2003*
		(unaudited)

Cash, cash equivalents, marketable securities and restricted investments	$439,013	$504,993
Total assets	721,588	742,030
Total stockholders’ equity	433,454	448,331

*Derived from the December 31, 2003 audited consolidated financial statements

PROTEIN DESIGN LABS, INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

We use non-GAAP amounts that exclude certain non-cash charges, including amounts related to the amortization of intangible assets and stock-based compensation.  Management believes that these non-GAAP measures enhance an investor’s overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the Company in its operations.  Our management uses these non-GAAP financial measures in evaluating the Company’s operating performance and for budgeting and planning purposes.

	Three months ended June 30,
	2004				2003
(In thousands, except per share data)	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Revenues:
Royalties	$24,731			$24,731	$17,905			$17,905
License and other	1,052			1,052	3,096			3,096

Total revenues	25,783			25,783	21,001			21,001

Costs and expenses:
Research and development	32,009	(1,377	)(1)	30,632	20,538	(361	)(2)	20,177
General and administrative	7,450	(14	)(1)	7,436	7,193	(14	)(2)	7,179
Acquired in-process research and development	—			—	37,834	(37,834	)(3)	—
Total costs and expenses	39,459	(1,391)		38,068	65,565	(38,209)		27,356
Operating loss	(13,676)	1,391		(12,285)	(44,564)	38,209		(6,355)

Interest and other income, net	2,583			2,583	4,188			4,188
Interest expense	(1,351)			(1,351)	(1,755)			(1,755)
Impairment loss on investment	—			—	—			—

Loss before income taxes	(12,444)	1,391		(11,053)	(42,131)	38,209		(3,922)
Provision for income taxes	8			8	18			18

Net loss	$(12,452)	$1,391		$(11,061)	$(42,149)	$38,209		$(3,940)

Net loss per basic and diluted share:	$(0.13)			$(0.12)	$(0.45)			$(0.04)

Shares used in computation of net loss per basic and diluted share:	94,587			94,587	93,301			93,301

(1) To exclude (i) the ongoing, non-cash amortization of acquired net intangible assets, including workforce, related to the Eos acquisition, and core technology, related to the purchase of certain patent rights from Roche, (ii) the restructuring charges related to the closure of our New Jersey facility and (iii) stock-based compensation charges related to stock options issued to non-employees and modifications to certain employee stock options.

(2) To exclude (i) the ongoing, non-cash amortization of acquired net intangible assets, including workforce, related to the Eos acquisition, and (ii) stock-based compensation charges related to stock options issued to non-employees.

(3) To exclude the non-cash charge of acquired in-process research and development, related to the Eos acquisition.

PROTEIN DESIGN LABS, INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

We use non-GAAP amounts that exclude certain non-cash charges, including amounts related to the amortization of intangible assets and stock-based compensation.  Management believes that these non-GAAP measures enhance an investor’s overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the Company in its operations.  Our management uses these non-GAAP financial measures in evaluating the Company’s operating performance and for budgeting and planning purposes.

	Six months ended June 30,
	2004				2003
(In thousands, except per share data)	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Revenues:
Royalties	$46,741			$46,741	$35,050			$35,050
License and other	6,670			6,670	8,698			8,698

Total revenues	53,411			53,411	43,748			43,748

Costs and expenses:
Research and development	65,038	(1,995	)(1)	63,043	36,511	(361	)(2)	36,150
General and administrative	15,518	(28	)(1)	15,490	12,502	(14	)(2)	12,488
Acquired in-process research and development	—			—	37,834	(37,834	)(3)	—
Total costs and expenses	80,556	(2,023)		78,533	86,847	(38,209)		48,638
Operating loss	(27,145)	2,023		(25,122)	(43,099)	38,209		(4,890)

Interest and other income, net	4,867			4,867	8,861			8,861
Interest expense	(2,736)			(2,736)	(3,641)			(3,641)
Impairment loss on investment	—			—	(150)			(150)

Income (loss) before income taxes	(25,014)	2,023		(22,991)	(38,029)	38,209		180
Provision for income taxes	56			56	49			49

Net income (loss)	$(25,070)	$2,023		$(23,047)	$(38,078)	$38,209		$131

Net income (loss) per share:
Basic	$(0.27)			$(0.24)	$(0.42)			$0.00

Diluted	$(0.27)			$(0.24)	$(0.42)			$0.00

Shares used in computation of net income (loss) per share:
Basic	94,294			94,294	91,242			91,242

Diluted	94,294			94,294	91,242			92,605

(1) To exclude (i) the ongoing, non-cash amortization of acquired net intangible assets, including workforce, related to the Eos acquisition, and core technology, related to the purchase of certain patent rights from Roche, (ii) the restructuring charges related to the closure of our New Jersey facility and (iii) stock-based compensation charges related to stock options issued to non-employees and modifications to certain employee stock options.

(2) To exclude (i) the ongoing, non-cash amortization of acquired net intangible assets, including workforce, related to the Eos acquisition, and (ii) stock-based compensation charges related to stock options issued to non-employees.

(3) To exclude the non-cash charge of acquired in-process research and development, related to the Eos acquisition.